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                                                                  EXHIBIT 10.57

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into by and between Ray H. Dormandy, Jr. ("EMPLOYEE") and Target Therapeutics, Inc. (the "COMPANY") effective as of date of and contingent upon the closing of the merger of TTI Acquisition Corporation, a wholly-owned subsidiary of the Company, and Interventional Therapeutics Corporation (the "MERGER"), such date being hereafter referred to as the "EFFECTIVE DATE" of this Agreement.

                                   BACKGROUND:

         WHEREAS, according to the terms of a Letter of Intent dated March 7, 1996 by and between the Company and Interventional Therapeutics Corporation, the parties have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Company and Employee agree as follows:

         1. Term of Agreement. This Agreement shall commence on the Effective Date and shall have a term of two (2) years. This Agreement may be terminated by either party, with or without cause, on thirty (30) days written notice to the other party.

         2. Duties. Employee shall be employed as Vice President, Silicone and PVA Technologies, and shall perform for the Company such duties as may be designated by the Company from time to time in a mutually acceptable position to both Employee and the Company. Employee shall devote his or her full time, effort and attention during regular business hours to the business and affairs of the Company.

         3. At-Will Employment. The Company and Employee acknowledge that Employee's employment is for an unspecified period of time and shall continue to be at-will, as defined under applicable law. Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an officer of the Company. If Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or as may otherwise be available in accordance with the Company's established written plans and written policies at the time of termination.

         4. Compensation. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4.

              (a) Salary. Employee shall receive a base salary of $120,000 per annum, payable in accordance with the Company's normal payroll practices.

              (b) Stock Options and Other Incentive Programs. Employee shall be eligible to participate in the stock option or other incentive programs available to employees of the Company. Employee will receive a stock option of 6,600 shares. These options will be priced at
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the close of the business day of the next Compensation Committee meeting following the Effective Date.

              (c) Bonuses. Employee will commence participation in and, to the extent earned or otherwise payable thereunder, be eligible to receive a cash bonus of up to 40% at plan target pursuant to the bonus program of the Company. Employee's entitlement to incentive bonuses from the Company is discretionary and shall be determined by the Board, its Compensation Committee or the Chief Executive Officer of the Company in good faith based upon the extent to which Employee's individual performance objectives and the Company's profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.

              (d) Additional Benefits. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its senior executives.

         5. Salary Continuation.

              (a) Termination of Employment. In the event Employee's employment terminates for any reason during the original term of this Agreement, then Employee shall be entitled to receive salary continuation as follows:

                   (i) Voluntary Resignation. If Employee's employment terminates by reason of Employee's voluntary resignation (and is not an Involuntary Termination or a Termination for Cause), then Employee shall not be entitled to receive salary continuation. Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with the terms of this Agreement.

                   (ii) Involuntary Termination. If Employee's employment is terminated as a result of Involuntary Termination other than for Cause, Employee will be entitled to receive salary continuation equal to Employee's regular monthly salary for the number of months remaining in the original term of this Agreement (the "Salary Continuation Period"). Such payments shall be made ratably over the Salary Continuation Period according to the Company's standard payroll schedule. Health insurance benefits with the same coverage provided to Employee prior to the termination (e.g. medical, dental, optical) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Salary Continuation Period.

                   (iii) Involuntary Termination for Cause. If Employee's employment is terminated for Cause, then Employee shall not be entitled to receive salary continuation. Employee's benefits will be continued under the Company's then existing benefit plans and policies

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in accordance with such plans and policies in effect on the date of termination and in accordance with the terms of this Agreement.

              b. Other Employment. In the event Employee commences new employment with a company whose business or proposed business in any way involves products or services which would be competitive with the services or proposed products or services of the Company, then any salary continuation pursuant to this Section 5 shall cease.

              6. Definition of Cause. For purposes of this Agreement, "cause" shall mean gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries.

         7. Confidentiality Agreement. Employee shall sign a Confidentiality and Invention Agreement in the form attached hereto as Exhibit A.

         8. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         9. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address from which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its company headquarters in Fremont, California, and all notices shall be directed to the attention of John Meyer, Vice-President, Human Resources.

         10. Miscellaneous Provisions.

              (a) Waivers, etc. No amendment of this Agreement and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.

              (b) Sole Agreement. This Agreement, including the Exhibit hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

              (c) Amendment. This Agreement may be amended, modified, suppressed or canceled only by an agreement in writing executed by both parties hereto.

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              (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

              (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

              (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                 TARGET THERAPEUTICS, INC.

                                 By: /s/ Gary R. Bang
                                     -----------------------------------
                                      Gary R. Bang
                                      President and Chief Executive Officer



                                 "EMPLOYEE"


                                     /s/ Ray H. Dormandy, Jr.
                                     ------------------------------------
                                     Ray H. Dormandy, Jr.

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                                    EXHIBIT A

                     CONFIDENTIALITY AND INVENTION AGREEMENT

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